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                                     FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  OMB APPROVAL
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                       Filed pursuant to Section 16(a) of
                      the Securities Exchange Act of 1934,
            Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1.  Name and Address of Reporting Person*   2.  Date of Event Requiring          4.  Issuer Name and Tickler or Trading Symbol
                                                 Statement
                                                (Month/Day/Year)                         DNB Financial Corporation "DNBF.OB"
Koegel   James   J.
------------------------------------------       April 22, 2003
(Last)  (First) (Middle)

525 Timberline Trail
------------------------------------------  3.  I.R.S.           5.  Relationship of Reporting                6.  If Amendment,
(Street)                                        Identification       Person(s) to Issuer                          Date of Original
                                                Number of            (Check all applicable)                      (Month/Day/Year)
West Chester, PA    19382                       Reporting            _X_ Director           __ 10% Owner
------------------------------------------      Person, if an        __  Officer            __ Other                       -
(City)     (State)  (Zip)                       entity (voluntary)      (give title below)     (specify below) 7. Individual or
                                                                                                                  Joint/Group Filing
                                                                                                                 (Check Applicable
                                                                    ------------------------------------------    Line)
                                                                                                                  X__ Form filed by
                                                                                                                      One Reporting
                                                                                                                       Person

                                                                                                                 __ Form filed by
                                                                                                                    More than One
                                                                                                                    Reporting
                                                                                                                    Person


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             Table I - Non-Derivative Securities Beneficially Owned
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1.Title of Security           2.  Amount of Securities Beneficially Owned  3.  Ownership Form: Direct (D) 4.  Nature of Indirect
   (Instr. 4)                        (Instr. 4)                                  or Indirect (I)              Beneficial Ownership
                                                                                     (Instr. 5)                     (Instr. 5)
 -----------------------------------------------------------------------------------------------------------------------------------
  Common Stock-DNBF               2,250 shares                                 Indirect                       Spouse
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

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       Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of     2. Date Exercisable and    3. Title and Amount of      4.  Conversion or     5.  Ownership  Form      6.  Nature of
   Derivative       Expiration Date           Securities Underlying        Exercise Price of     of Derivative            Indirect
   Security         (Month/Day/Year)          Derivative Security          Derivative Security   Securities: Direct       Beneficial
   (Instr. 4)                                   (Instr. 4)                                       (D) or Indirect (I)      Ownership
                                                                                                     (Instr. 5)           (Instr. 5)
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                Date        Expir-                      Amount or
                Exerc-      ation                       Number
                isable      Date              Title     of Shares
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
None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

       /s/ James J. Koegel                                       April 23, 2003
----------------------------------------                ------------------------
  **Signature of Reporting Person                                 Date

          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

         ** Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.